Exhibit 99.1

FOR IMMEDIATE RELEASE

LIMBACH HOLDINGS ACQUIRES JAKE MARSHALL, LLC, A SPECIALTY MECHANICAL CONTRACTOR

Chattanooga, TN – Based Specialty Mechanical Contractor Has Been in Operation Since 1930

Conference Call Scheduled For 8:30 a.m. ET on December 3, 2021

PITTSBURGH, PA, -- December 3, 2021 -- Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach”), an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems, today announced the closing of the acquisition of Chattanooga, TN-based specialty mechanical contractor Jake Marshall, LLC, along with certain affiliated companies (collectively “Jake Marshall”), for an enterprise value of $20 million in an all-cash transaction.1

Transaction Highlights

•	From 2014-2020, Jake Marshall generated on average more than $45 million in revenue and $4.5 million in EBITDA annually.
•	Net consideration paid by Limbach at closing was $20 million[1], which was sourced from available cash in the amount of $10 million and additional term loan borrowings of $10 million provided by the Company’s lenders.
•	Additionally, Jake Marshall’s owners may receive up to $6 million in total future cash consideration subject to meeting certain performance thresholders in calendar years 2022 and 2023.

Background on Jake Marshall

Serving Southeastern Tennessee, Northern Georgia and Northern Alabama, Jake Marshall provides industrial and institutional mechanical construction, fabrication and millwright capabilities with an emphasis on owner-direct projects. Key industries served by Jake Marshall include automotive, food processing, packing, specialty chemicals and utilities, in addition to a dominant presence in the healthcare and higher education markets in the greater Chattanooga market.

1 Total consideration received by the Sellers was (i) $21.3 million, consisting of the $20 million enterprise value consideration paid by Limbach plus (ii) Jake Marshall’s cash on hand, net of a working capital adjustment, which was retained by the Sellers. The purchase price is subject to customary post-closing adjustments.

Management Commentary

“This is a highly strategic acquisition that we expect will be immediately accretive to our bottom-line profitability with significant upside potential,” said Charlie Bacon, President and CEO of Limbach. “Our strategy has been directed toward expanding our owner-direct focus, both organically and through the acquisition of companies that meet our strategic objectives. Jake Marshall is an excellent fit with our criteria. In addition to expanding Limbach’s presence in the southeast, Jake Marshall provides expanded owner-direct relationships in industrial and core institutional markets, best-in-class fabrication capabilities, and human capital assets that routinely exceed customer and stakeholder expectations. Rick Pollard and his team have built an excellent business with a terrific culture, and we are thrilled to be working together under the Limbach umbrella.”

Jake Marshall’s Chief Manager, Rick Pollard commented, “Jake Marshall has been a leading mechanical contractor in its markets for over fifty years, and we look forward to maintaining that position and reputation as part of Limbach. We are excited by the opportunities that Limbach’s platform provides in engineering, design and human capital areas, and we look forward to helping leverage Jake Marshall’s industrial resume and fabrication capabilities throughout Limbach’s other business units. We share a common culture and focus on caring for employees and serving customers, attributes that are core to Jake Marshall’s success.”

Conference Call Details

Date:                               December 3, 2021

Time:                               8:30 AM ET

Participant Dial-In Numbers:

Domestic callers:           866-604-1698

International callers:     201-389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/47389/indexl.html An audio replay of the call will be archived on the Company’s website for 365 days.

About Limbach

Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 22 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, the ability of the Company to successfully remedy the issues that have led to write-downs in various business units and the impacts of the Jake Marshall acquisition on our business results. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations

The Equity Group, Inc.

Jeremy Hellman, CFA

Vice President

(212) 836-9626 / jhellman@equityny.com

or

Limbach Holdings, Inc.

S. Mathew Katz

Executive Vice President

(212) 201-7006 / matt.katz@limbachinc.com